EXHIBIT 99

Nabi Biopharmaceuticals

Press Release of Nabi Biopharmaceuticals dated July 23, 2003

[Nabi logo]

Contact:
Mark Soufleris
VP, Investor and Public Relations
(561) 989-5800

FOR IMMEDIATE RELEASE

NABI BIOPHARMACEUTICALS REPORTS SECOND QUARTER NET LOSS IN LINE WITH EXPECTATIONS
Generates $3 Million in Cash Flow from Operations

Boca Raton, Florida July 23, 2003 – Nabi Biopharmaceuticals (Nasdaq: NABI) today announced its financial results for the second quarter ended June 28, 2003. The company reported a net loss of $3.0 million, or $0.08 per share. This result was consistent with published expectations before consideration of a $3.3 million charge from a retirement agreement with the company’s former chief executive officer, which was announced on June 20, 2003. Cash flow from operations were $3.0 million in the quarter. Cash and cash equivalents on hand at June 28, 2003 were $58.6 million, inclusive of $10 million funded by a credit facility agreement entered into on June 20, 2003.

Consistent with company guidance, sales in the second quarter of 2003 were $34.6 million, a decrease of $16.1 million from the second quarter of 2002, due primarily to expiration of an antibody supply contract for which the company earned no margin. While biopharmaceutical sales in the second quarter of 2003 decreased 11% compared to the prior year, primarily as the result of product supply issues for Autoplex® T [Anti-Inhibitor Coagulant Complex, Heat Treated] and Aloprim [(Allopurinol sodium) for injection], year to date sales of biopharmaceuticals products increased 11%. All of the biopharmaceutical products sales increase year to date reflects record patient demand and resulting sales gains for WinRho SDF® [Rho (D) Immune Globulin Intravenous (Human)].

Research and development spending was $5.9 million in the second quarter of 2003 compared to $4.9 million in the second quarter of 2002. Significant research and development activities in 2003 included preparations for clinical trial testing the immunogenicity of a newly manufactured lot of StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine) that commenced June 19, 2003, and the confirmatory phase III clinical trial of StaphVAX and a Phase II clinical trial of Altastaph in newborns planned to begin later this year. In other clinical developments, enrollment in a phase I/II trial for NicVAX™ (Nicotine Conjugate Vaccine) in smokers and ex-smokers in The Netherlands was completed. Based on the initial safety data generated from this clinical study, Nabi Biopharmaceuticals expects to initiate a phase II clinical trial in smokers in the U.S. during the third quarter, significantly funded by a grant from the National Institute of Drug Abuse.

“The second quarter of 2003 has been a period of dramatic change for Nabi Biopharmaceuticals as we built upon the strong strategic and organizational base we have established over the last two years,” said Thomas H. McLain, chief executive officer and president of Nabi Biopharmaceuticals. “This quarter we commenced the immunogenicity trial of StaphVAX, a key step before we initiate our confirmatory phase III clinical trial later this year. On June 23, 2003 we confirmed our commitment to the end stage renal disease market, an important early market for StaphVAX, announcing our agreement to acquire PhosLo from

Braintree Laboratories. We have also strengthened our financial position by completing a debt agreement on June 20, 2003 that provides us access to up to $35 million and concluding a private placement of 5.6 million shares of our common stock generating gross proceeds of $34 million in July. As we undertake the important activities in preparation for our launch of PhosLo, we remain committed to our strategy of generating cash flow from our base business to fund the advancement of our research and development pipeline as well as capital spending.”

Recent Developments

•	The board of directors elected Thomas H. McLain as the company’s chief executive officer and president effective June 20, 2003.

•	David J. Gury retired as chief executive officer effective June 20, 2003. Mr. Gury will continue to serve the company as non-executive chairman of the board of directors.

•	The company signed an agreement to acquire the worldwide rights to PhosLo® (Calcium Acetate) from Braintree Laboratories, Inc. on June 23, 2003 in a transaction that is scheduled to close on August 4, 2003. Under terms of the agreement, Nabi Biopharmaceuticals will acquire the rights to PhosLo for payment of $60 million cash and the issuance of 1.5 million shares of common stock at closing and an obligation to pay $30 million cash over the period ending March 1, 2007. PhosLo is indicated for the treatment of hyperphosphatemia for patients with kidney failure.

•	The company completed private placements totaling 5,577,000 shares of its common stock to selected new and current institutional shareholders receiving gross proceeds of $33.5 million on July 17, 2003.

•	On June 20, 2003 the company entered into a credit facility agreement with Wells Fargo Foothill, part of Wells Fargo and Company, which allows for borrowings up to $35 million. The credit facility is comprised of a term loan of $10 million, which funded on June 20, 2003, and an available line of credit facility of up to $25 million based on eligible accounts receivable and inventory.

•	The company commenced the clinical trial to evaluate the immunogenicity of a newly manufactured lot of StaphVAX in June.

•	Nabi Biopharmaceuticals granted an exclusive worldwide license for use and development of its whole cell vaccine technology for the prevention of Staphylococcus aureus infections in cattle to Pharmacia Animal Health.

Review of Operations

Sales of WinRho SDF were $12.8 million in the second quarter of 2003 compared to $10.7 million in the comparable quarter of 2002, an increase of 20%. This strong sales growth primarily reflects continuation of record patient demand for this product and wholesaler and distributor customers increasing their inventory of WinRho SDF in response to the record patient demand. Sales of WinRho SDF were $24.1 million for the six months ended June 28, 2003 compared to $14.6 million for the comparable period of 2002.

Sales of Nabi-HB® [Hepatitis B immune Globulin (Human)] were $7.1 million in the second quarter of 2003 compared to sales of $8.7 million in the second quarter of 2002. Despite a more than 30% decrease in hepatitis B liver transplants reported through May 2003, patient demand for, and year to date sales of, Nabi-HB for the first six months of 2003 were essentially level with 2002 due to the success of the company’s efforts to increase overall market share.

Sales of the company’s other biopharmaceutical products were $2.1 million in the second quarter of 2003 compared to $5.5 million in the second quarter of 2002, a decrease of $3.4 million. These product sales were limited during the second quarter of 2003 and for the first six months of 2003 due to product supply shortages from the manufacturers of Autoplex T and Aloprim.

Sales of non-specific antibodies for the second quarter of 2003 were $6.3 million compared to $17.8 million for the second quarter of 2002. This decrease was expected due to the expiration and non-renewal of a contract with a single customer, which was retained following the sale of the majority of the antibody business in September 2001. The purchaser of the majority of the antibody collection business supplied the company with the non-specific antibodies to fulfill this obligation in the period September 2001 through April 2003 at Nabi Biopharmaceuticals contracted selling price. As a result, the company did not record any margin under this arrangement. Nabi Biopharmaceuticals’ reported sales under this arrangement because it maintained the risk of credit loss from the customer. Sales reported under this arrangement were $0.2 million and $18.6 million in the second quarter of 2003 and the six months ended June 28, 2003 compared to $13.4 million and $27.6 million in the second quarter of 2002 and the six months ended June 29, 2002.

The charge of $3.3 million relating to the retirement agreement with the company’s former chief executive officer is included in selling, general and administrative expense for the second quarter of 2003.

Outlook for 2003

Nabi Biopharmaceuticals continues to expect biopharmaceutical product sales of its four currently marketed products to increase approximately 5% for the full year. Inclusive of PhosLo, Nabi Biopharmaceuticals expects biopharmaceutical product sales to increase approximately 15 to 18% from the 2002 year based on the scheduled closing date of August 4, 2003.

As the result of the charge of $3.3 million related to the retirement of the former chief executive officer, the company now expects to report a loss for the full year 2003.

Based on cash generated from operations and cash resources on hand and available through the company’s credit facility, the company believes it has the resources to make strategic investments in its research and development pipeline and make the investment required for the commercial scale manufacture of StaphVAX in the upcoming year. Under its revolving line of credit agreement, the company had no borrowings and approximately $16 million unused borrowing capacity at June 28, 2003.

Management’s discussion of second quarter 2003 results can be accessed through an audio link at Nabi Biopharmaceuticals website at www.nabi.com. The audio webcast will begin today at 4:30 p.m. Eastern Time and a replay of the audio webcast will remain available through July 30, 2003 at 5:00 p.m. Eastern Time. If you have any questions concerning the audio webcast, please contact Nabi Biopharmaceuticals Investor Relations Department at 561-989-5815.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals discovers, develops, manufactures and markets products that power the immune system to help people with serious, unmet medical needs. The company has a broad product portfolio and significant research capabilities focused on developing and commercializing novel vaccines and antibody-based therapies that prevent and treat infectious, autoimmune and addictive diseases, such as Staphylococcus aureus and hepatitis infections, immune thrombocytopenia purpura (“ITP”), and nicotine addiction. Nabi Biopharmaceuticals has several products in clinical trials, as well as four marketed products, including Nabi-HB® [Hepatitis B Immune Globulin (Human)], for the prevention of hepatitis B infections and WinRho SDF® [Rho (D) Immune Globulin Intravenous (Human)], for the treatment of acute, chronic and HIV-related ITP. The company is headquartered in Boca Raton, Florida, with principal R&D offices and laboratories in Rockville, Maryland. Additional information about Nabi Biopharmaceuticals may be obtained on the company’s web site at www.nabi.com.

This press release contains forward-looking statements that reflect the company’s current expectations regarding future events. Any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may differ significantly from those in the forward-looking statements as a result of any number of factors, including, but not limited to, risks relating to the costs of research and development; the company’s dependence upon third parties to manufacture its products; the impact of current industry supply and demand factors on the company and its products; the ability of the Company or third parties to meet contractual obligations; the future sales growth prospects for the company’s biopharmaceutical products; and the likelihood that any product in the company’s research pipeline can receive regulatory approval in the U.S. or abroad or be successfully developed, manufactured and marketed. These factors are more fully discussed in the company’s most recent Form 10-K filed with the Securities and Exchange Commission and any subsequent filings.

Nabi Biopharmaceuticals

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended

	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Sales	$34,649	$50,802	$86,160	$91,771
Costs and expenses:
Costs of products sold	15,726	30,009	46,680	55,297
Royalty expense	4,384	4,297	8,299	5,856

Gross Margin	14,539	16,496	31,181	30,618
Selling, general and administrative expense	12,698	10,240	22,837	19,423
Research and development expense	5,936	4,930	11,730	9,342
Other operating expense, principally freight and amortization	175	200	365	398

Operating (loss) income	(4,270)	1,126	(3,751)	1,455
Other income (expense), net	111	(23)	325	(1,233)

(Loss) income before benefit (provision) for income taxes	(4,159)	1,103	(3,426)	222
Benefit (provision) for income taxes	1,160	(282)	976	(62)

Net (loss) income	$(2,999)	$821	$(2,450)	$160

Basic (loss) earnings per share	$(0.08)	$0.02	$(0.06)	$—

Diluted (loss) earnings per share	$(0.08)	$0.02	$(0.06)	$—

Basic weighted average shares outstanding	39,138	38,648	39,050	38,585

Diluted weighted average shares outstanding	39,138	39,562	39,050	39,767

SUPPLEMENTAL INFORMATION:
Sales by Operating Segment
Biopharmaceutical Products	$21,993	$24,827	$44,653	$40,136
Antibody Products:
Specialty antibodies	6,395	8,178	12,478	15,336
Non-specific antibodies	6,261	17,797	29,029	36,299

	12,656	25,975	41,507	51,635

Total	$34,649	$50,802	$86,160	$91,771

Nabi Biopharmaceuticals

CONDENSED BALANCE SHEETS
(Unaudited, amounts in thousands)

	June 28,	December 28,
	2003	2002

Cash and cash equivalents	$58,611	$51,737
Trade accounts receivable, net	22,466	36,326
Inventories, net	24,306	19,388
Prepaid expenses and other assets	5,272	5,595
Property, plant and equipment, net	100,089	103,706
Other assets, net	19,766	16,064

Total assets	$230,510	$232,816

Trade accounts payable and accrued expenses	$25,687	$38,551
Notes payable	10,000	—
Other liabilities	7,413	5,236
Stockholders’ equity	187,410	189,029

Total liabilities and stockholders’ equity	$230,510	$232,816

Capital expenditures were $1,512 and $3,386 for the six months ended June 28, 2003 and June 29, 2002, respectively.

Depreciation and amortization expenses were $5,319 and $4,901 for the six months ended June 28, 2003 and June 29, 2002, respectively.

The 2002 condensed balance sheet has been derived from the audited balance sheet for the year ended December 28, 2002.